SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                Commission File Number  1-9993

                               Ashland Coal, Inc.
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            (Exact name of registrant as specified in its charter)

                    2205 Fifth Street Road, Huntington, WV 25701
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, $.01 par value per share
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            (Title of each class of securities covered by this form)


                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)    [ ]    Rule 12h-3(b)(1)(i)    [X]
           Rule 12g-4(a)(1)(ii)   [ ]    Rule 12h-3(b)(1)(ii)   [ ]
           Rule 12g-4(a)(2)(i)    [ ]    Rule 12h3(b)(2)(i)     [ ]
           Rule 12g-4(a)(2)(ii)   [ ]    Rule 12h-3(b)(2)(ii)   [ ]
                                          Rule 15d-6            [ ]

     Approximate number of holders of record as of the certification or notice date: One

     Pursuant to the requirements of the Securities Exchange Act of 1934, Ashland Coal, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 23, 1998            By:    /s/ Patrick A. Kriegshauser
                                        ---------------------------
                               Title:   Patrick A. Kriegshauser,
                                        Chief Financial Officer of
                                        Arch Coal, Inc. on behalf of
                                        Ashland Coal, Inc.